Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ADDED TO THE RUSSELL 3000® AND RUSSELL 2000® STOCK INDEXES

Newport Beach, CA – July 7, 2004 – American Vanguard Corporation (AMEX: AVD), today announced that it was added to the Russell 3000® and Russell 2000® Indexes. The Russell 3000® Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization and the Russell 2000® Index measures the performance of the 2,000 smallest companies in the Russell 3000® Index. More than $360 billion is invested in index funds based on the Russell Indexes and an additional $1.4 trillion is benchmarked to the Indexes.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are very proud to be included among the nation’s leading small-cap companies. We believe American Vanguard’s market map is a reflection of the successful implementation of our growth strategy. Importantly, our inclusion in the Russell Indexes represents another milestone in our corporate development and gives American Vanguard greater visibility among small-cap index investors and funds.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard has been recognized as one of BusinessWeek’s Hot Growth Companies (#93) and Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

####